EXHIBIT 99.1

Zoetis Announces First Quarter 2020 Results

•Reports Revenue of $1.5 Billion, Growing 5%, and Net Income of $423 Million, or $0.88 per Diluted Share, Increasing 36% and 35%, Respectively, on a Reported Basis for First Quarter 2020
•Reports Adjusted Net Income of $455 Million, or Adjusted Diluted EPS of $0.95, for First Quarter 2020
•Delivers 7% Operational Growth in Revenue and 10% Operational Growth in Adjusted Net Income for First Quarter 2020
•COVID-19 Pandemic Has Minimal Impact on First Quarter Results; Estimated Full-Year Impact Reflected in Lower 2020 Guidance

•Updates Full Year 2020 Revenue Guidance to $5.950 - $6.250 Billion and Diluted EPS of $2.80 - $3.07 on a Reported Basis, or $3.17 - $3.42 on an Adjusted Basis

PARSIPPANY, N.J. – May 6, 2020 – Zoetis Inc. (NYSE: ZTS) today reported its financial results for the first quarter of 2020 and lowered its guidance for full year 2020 to reflect the company’s current view of the estimated full-year impact of the COVID-19 outbreak, recessionary conditions in the global economy, and foreign currency headwinds.

The company reported revenue of $1.5 billion for the first quarter of 2020, an increase of 5% compared with the first quarter of 2019. Net income for the first quarter of 2020 was $423 million, or $0.88 per diluted share, an increase of 36% and 35%, respectively, on a reported basis.

Adjusted net income1 for the first quarter of 2020 was $455 million, or $0.95 per diluted share, an increase of 7%, on a reported basis. Adjusted net income for the first quarter of 2020 excludes the net impact of $32 million for purchase accounting adjustments, acquisition-related costs and certain significant items.

On an operational2 basis, revenue for the first quarter of 2020 increased 7%, excluding the impact of foreign currency. Adjusted net income for the first quarter of 2020 increased 10% operationally, excluding the impact of foreign currency.

EXECUTIVE COMMENTARY
“At Zoetis, we are privileged to play an essential role in sustaining and protecting animal and human life during the COVID-19 outbreak, as our products are necessary to keep pets healthy and help
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support a safe and productive food supply,” said Kristin Peck, Chief Executive Officer of Zoetis. “In the first quarter, the pandemic had a limited impact on our results given our February quarter end for the International segment and the timing of shelter in place orders across the U.S. We generated 7% operational growth in revenue and 10% operational growth in adjusted net income thanks to the strength of our diverse portfolio and global scope of our business.”

“As we look ahead, our business continuity plans are working well, and we continue to show great agility and responsiveness to this crisis. I am extremely proud of our colleagues, who have been maintaining our supply of critical product inventories, keeping our research on track, and serving our customers and communities in these extraordinary times,” said Peck. “While we saw a limited financial impact on our first quarter results, we are realistic about the challenges and uncertainties that the COVID-19 pandemic presents to our society, global economy and Zoetis’ business in the coming months. We expect a more significant impact from COVID-19 for the full year as the lockdowns and recession have a continued impact on our business. Because of this, we are lowering our guidance to reflect our current outlook for the full year.”

QUARTERLY HIGHLIGHTS
Zoetis organizes and manages its commercial operations across two segments: United States (U.S.) and International. Within these segments, the company delivers a diverse portfolio of products for companion animals and livestock, tailored to local trends and customer needs. In the first quarter of 2020:

•Revenue in the U.S. segment was $786 million, an increase of 9% compared with the first quarter of 2019. Sales of companion animal products increased 12% driven primarily by growth in the company’s key dermatology portfolio across both the Apoquel® and Cytopoint® brands, as well as the Simparica® franchise, including some initial stocking of Simparica Trio, the new triple combination parasiticide. Additionally, companion animal sales benefited from the recent acquisitions of Platinum Performance, as well as a number of regional diagnostic reference labs. Partially offsetting this growth was a decline in the company’s point-of-care diagnostic business. Sales of livestock products increased 5% in the quarter. Both poultry and swine portfolios experienced double digit growth in the quarter. Growth in poultry was driven primarily by increased sales of Zoamix®, an alternative to antibiotics in medicated feed additives, while growth in swine was the result of increased sales of anti-infectives and vaccines. A decline in cattle products was the result of continued unfavorable market conditions in beef and dairy.

•Revenue in the International segment was $728 million, an increase of 1% on a reported basis and an increase of 4% operationally compared with the first quarter of 2019. Sales of companion animal products grew 5% on a reported basis and 8% on an operational basis. Growth resulted primarily from increased sales across the Simparica franchise, including the launch of Simparica Trio in certain markets in the European Union (EU). Also contributing to growth in the quarter was the company’s key dermatology portfolio and new diagnostic accounts in the U.K. and other key markets. Sales of companion animal products in China also continued to grow rapidly driven by strong underlying dynamics in the market and despite the impact of COVID-19. Sales of livestock products declined 1% on a reported basis and grew 2% operationally. Sales of swine products grew as a result of expanding herd production and increased biosecurity measures in the wake of African Swine Fever in China. Alpha Flux®, a recently launched parasiticide that controls sea lice in salmon, was the primary driver of
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growth in fish. Growth in the poultry portfolio was the result of price increases taken in Argentina, Mexico and Brazil. Sales of cattle products were flat this quarter.

INVESTMENTS IN GROWTH
Zoetis diversifies and grows its business through the introduction of new products, lifecycle innovations, business development initiatives, and entries into new markets and technologies. The company is increasingly focused on developing integrated solutions for pet owners, veterinarians and farmers that span the continuum of animal care - helping to predict, prevent, detect and treat diseases.

Since our last quarterly earnings announcement, Zoetis received approval in the U.S. and Australia for Simparica Trio™ (sarolaner/moxidectin/pyrantel), a once monthly, chewable tablet for dogs that delivers all-in-one protection from heartworm disease, ticks and fleas, roundworms and hookworms. This combination parasiticide, which became available to veterinarians in the U.S. in April, had also been previously approved and launched in the EU and Canada. Regulatory reviews are underway in Brazil, China, Japan, Mexico and other markets, with further submissions expected globally.

In livestock, the company enhanced its Improvest® product for swine in the U.S. with the addition of a new claim for estrus suppression in female pigs. Improvest, a product with proven environmental sustainability benefits, is best known for providing a safe and effective alternative to physical castration in male pigs to manage unpleasant odor or taste in cooked pork.

In addition to new product approvals and lifecycle innovations, Zoetis continues to support future growth through business development activities. In April, Zoetis acquired Performance Livestock Analytics, a technology company that simplifies data and analytics for the livestock industry. This acquisition will help Zoetis to accelerate progress in precision livestock farming and improve sustainability of producers’ operations.

Also in April, Pumpkin Insurance Services (Pumpkin), a recently announced pet insurance agency and pet care company that is a subsidiary of Zoetis, launched its new insurance and optional monthly preventive care plans for pet owners in the U.S.3 With its holistically designed plans, Pumpkin addresses a gap in the pet care industry by offering competitive pet health insurance and preventive care so pet owners can help their pets stay healthy year-round.

FINANCIAL GUIDANCE
Zoetis is lowering its full year 2020 guidance to reflect the company’s current view of the estimated full year impact of the COVID-19 outbreak, recessionary conditions in the global economy, and foreign currency headwinds. The updated guidance includes:
•Revenue between $5.950 billion and $6.250 billion
•Reported diluted EPS between $2.80 and $3.07
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•Adjusted diluted EPS between $3.17 and $3.42

This guidance reflects foreign exchange rates as of late April. Additional details on guidance are included in the financial tables and will be discussed on the company's conference call this morning.

WEBCAST & CONFERENCE CALL DETAILS
Zoetis will host a webcast and conference call at 8:30 a.m. (ET) today, during which company executives will review first quarter 2020 results, discuss financial guidance and respond to questions from financial analysts. Investors and the public may access the live webcast by visiting the Zoetis website at http://investor.zoetis.com/events-presentations. A replay of the webcast will be archived and made available on May 6, 2020.

About Zoetis
Zoetis is the leading animal health company, dedicated to supporting its customers and their businesses. Building on more than 65 years of experience in animal health, Zoetis discovers, develops, manufactures and commercializes medicines, vaccines and diagnostic products, which are complemented by biodevices, genetic tests and precision livestock farming. Zoetis serves veterinarians, livestock producers and people who raise and care for farm and companion animals with sales of its products in more than 100 countries. In 2019, the company generated annual revenue of $6.3 billion with approximately 10,600 employees. For more information, visit www.zoetis.com.
1 Adjusted net income and its components and adjusted diluted earnings per share (non-GAAP financial measures) are defined as reported net income and reported diluted earnings per share, excluding purchase accounting adjustments, acquisition-related costs and certain significant items.
2 Operational revenue growth (a non-GAAP financial measure) is defined as growth excluding the impact of foreign exchange.
3Pumpkin is not yet available in all states. To find out if Pumpkin is available in your location, visit www.pumpkin.care.

DISCLOSURE NOTICES

Forward-Looking Statements: This press release contains forward-looking statements, which reflect the current views of Zoetis with respect to: business plans or prospects; future operating or financial performance, future guidance, future operating models; expectations regarding products, product approvals or products under development; expected timing of product launches; the impact of the coronavirus (COVID-19) pandemic on our business, suppliers, customers and employees; expectations regarding the performance of acquired companies and our ability to integrate new businesses; expectations regarding the financial impact of acquisitions; future use of cash and dividend payments; tax rate and tax regimes; changes in the tax regimes and laws in other jurisdictions; and other future events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information,
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future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including in the sections thereof captioned “Forward-Looking Statements and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. Such risks and uncertainties may be amplified by the coronavirus (COVID-19) pandemic and its impact on the global economy and our business. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.

Use of Non-GAAP Financial Measures: We use non-GAAP financial measures, such as adjusted net income, adjusted diluted earnings per share and operational results (which exclude the impact of foreign exchange), to assess and analyze our results and trends and to make financial and operational decisions. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this press release should not be considered alternatives to measurements required by GAAP, such as net income, operating income, and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this press release and are posted on our website at www.zoetis.com.

Internet Posting of Information: We routinely post information that may be important to investors in the 'Investors' section of our website at www.zoetis.com, on our Facebook page at http://www.facebook.com/zoetis and on Twitter@zoetis. We encourage investors and potential investors to consult our website regularly and to follow us on Facebook and Twitter for important information about us.

Media Contacts:	Investor Contacts:
Bill Price	Steve Frank
1-973-443-2742 (o)	1-973-822-7141 (o)
william.price@zoetis.com	steve.frank@zoetis.com

Kristen Seely	Marissa Patel
1-973-443-2777 (o)	1-973-443-2996 (o)
kristen.seely@zoetis.com	marissa.patel@zoetis.com

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ZOETIS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME(a)
(UNAUDITED)
(millions of dollars, except per share data)

	First Quarter
	2020	2019	% Change
Revenue	$1,534	$1,455	5
Costs and expenses:
Cost of sales	459	518	(11)
Selling, general and administrative expenses	389	369	5
Research and development expenses	107	102	5
Amortization of intangible assets	40	38	5
Restructuring charges and certain acquisition-related costs	9	5	80
Interest expense	53	56	(5)
Other (income)/deductions–net	(20)	(14)	43
Income before provision for taxes on income	497	381	30
Provision for taxes on income	74	69	7
Net income	$423	$312	36

Earnings per share—basic	$0.89	$0.65	37

Earnings per share—diluted	$0.88	$0.65	35

Weighted-average shares used to calculate earnings per share
Basic	475.6	479.6
Diluted	479.0	483.1

(a) The condensed consolidated statements of income present the first quarter ended March 31, 2020 and March 31, 2019. Subsidiaries operating outside the United States are included for the first quarter ended February 29, 2020 and February 28, 2019.

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ZOETIS INC.
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per share data)

	Quarter Ended March 31, 2020
	GAAP Reported(a)	Purchase Accounting Adjustments	Acquisition- Related Costs(1)	Certain Significant Items(2)	Non-GAAP Adjusted(b)
Cost of sales	$459	$(2)	$—	$(2)	$455
Gross profit	1,075	2	—	2	1,079
Selling, general and administrative expenses	389	(18)	—	(2)	369
Amortization of intangible assets	40	(34)	—	—	6
Restructuring charges and certain acquisition-related costs	9	—	(7)	(2)	—
Other (income)/deductions–net	(20)	—	—	17	(3)
Income before provision for taxes on income	497	54	7	(11)	547
Provision for taxes on income	74	22	(1)	(3)	92
Net income	423	32	8	(8)	455
Earnings per common share–diluted	0.88	0.07	0.02	(0.02)	0.95

	Quarter Ended March 31, 2019
	GAAP Reported(a)	Purchase Accounting Adjustments	Acquisition- Related Costs(1)	Certain Significant Items(2)	Non-GAAP Adjusted(b)
Cost of sales	$518	$(14)	$—	$(70)	$434
Gross profit	937	14	—	70	1,021
Selling, general and administrative expenses	369	(18)	—	—	351
Amortization of intangible assets	38	(34)	—	—	4
Restructuring charges and certain acquisition-related costs	5	—	(5)	—	—
Income before provision for taxes on income	381	66	5	70	522
Provision for taxes on income	69	20	1	8	98
Net income	312	46	4	62	424
Earnings per common share –diluted	0.65	0.09	0.01	0.13	0.88
(a) The condensed consolidated statements of income present the first quarter ended March 31, 2020 and March 31, 2019. Subsidiaries operating outside the United States are included for the first quarter ended February 29, 2020 and February 28, 2019.
(b) Non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP adjusted net income and its components, and non-GAAP adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.
See Notes to Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for notes (1) and (2).

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ZOETIS INC.
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars)

(1) Acquisition-related costs include the following:

	First Quarter
	2020	2019
Integration costs(a)	$6	$1
Restructuring charges(b)	1	4
Total acquisition-related costs—pre-tax	7	5
Income taxes(c)	(1)	1
Total acquisition-related costs—net of tax	$8	$4
(a) Integration costs represent external, incremental costs directly related to integrating acquired businesses and primarily include expenditures for consulting and the integration of systems and processes. Included in Restructuring charges and certain acquisition-related costs.
(b) Represents employee termination costs, included in Restructuring charges and certain acquisition-related costs.
(c) Included in Provision for taxes on income. Income taxes include the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction's applicable tax rate. For the first quarter ended March 31, 2020, also includes a tax charge related to a remeasurement of deferred taxes resulting from the integration of acquired businesses.

(2) Certain significant items include the following:

	First Quarter
	2020	2019
Operational efficiency initiative(a)	$(17)	$—
Supply network strategy(b)	2	2
Other restructuring charges and cost-reduction/productivity initiatives(c)	2	—
Other(d)	2	68
Total certain significant items—pre-tax	(11)	70
Income taxes(e)	(3)	8
Total certain significant items—net of tax	$(8)	$62
(a) Represents a net gain resulting from net cash proceeds received pursuant to an agreement related to the 2016 sale of certain U.S. manufacturing sites, included in Other (income)/deductions-net.
(b) Represents consulting fees, included in Cost of sales, related to cost-reduction and productivity initiatives.
(c) Represents employee termination costs incurred as a result of the CEO transition, included in Restructuring charges and certain acquisition-related costs.
(d) For the first quarter ended March 31, 2020, represents the modification of share-based compensation related to CEO transition costs, included in Selling, general and administrative expenses. For the first quarter ended March 31, 2019, primarily represents a change in estimate related to inventory costing, included in Cost of sales.
(e) Included in Provision for taxes on income. Income taxes include the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction's applicable tax rate.

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ZOETIS INC.
ADJUSTED SELECTED COSTS, EXPENSES AND INCOME(a)
(UNAUDITED)
(millions of dollars)

	First Quarter		% Change
	2020	2019	Total	Foreign Exchange	Operational(b)
Adjusted cost of sales	$455	$434	5%	(1)%	6%
as a percent of revenue	29.7%	29.8%	NA	NA	NA
Adjusted SG&A expenses	369	351	5%	(1)%	6%
Adjusted R&D expenses	107	102	5%	—%	5%
Adjusted net income	455	424	7%	(3)%	10%

(a) Adjusted cost of sales, adjusted selling, general, and administrative (SG&A) expenses, adjusted research and development (R&D) expenses, and adjusted net income (non-GAAP financial measures) are defined as the corresponding reported U.S. GAAP income statement line items excluding purchase accounting adjustments, acquisition-related costs, and certain significant items. These adjusted income statement line item measures are not, and should not be viewed as, substitutes for the corresponding U.S. GAAP line items. The corresponding GAAP line items and reconciliations of reported to adjusted information are provided in Condensed Consolidated Statements of Income and Reconciliation of GAAP Reported to Non-GAAP Adjusted Information.
(b) Operational growth (a non-GAAP financial measure) is defined as growth excluding the impact of foreign exchange.

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ZOETIS INC.
2020 GUIDANCE

Selected Line Items (millions of dollars, except per share amounts)	Full Year 2020	Foreign exchange impact compared to February 2020 guidance
Revenue	$5,950 to $6,250	~ ($150)
Operational growth(a)	(2%) to 3%
Adjusted cost of sales as a percentage of revenue(b)	30.5% to 31.5%
Adjusted SG&A expenses(b)	$1,455 to $1,545	~ ($25)
Adjusted R&D expenses(b)	$440 to $465	~ ($5)
Adjusted interest expense and other (income)/deductions-net(b)	Approximately $250
Effective tax rate on adjusted income(b)	20% to 21%
Adjusted diluted EPS(b)	$3.17 to $3.42	($0.11)
Adjusted net income(b)	$1,520 to $1,640	~ ($50)
Operational growth(a)(c)	(9%) to (2%)
Certain significant items and acquisition-related costs(d)	$20 to $30

The guidance reflects the current view of the estimated full year impact of the COVID-19 outbreak, recessionary conditions in the global economy and foreign exchange rates as of late April 2020.
Reconciliations of 2020 reported guidance to 2020 adjusted guidance follows:

(millions of dollars, except per share amounts)	Reported	Certain significant items and acquisition-related costs(d)	Purchase accounting	Adjusted(c)
Cost of sales as a percentage of revenue	30.8% to 31.8%	~ (0.2%)	~ (0.1%)	30.5% to 31.5%
SG&A expenses	$1,526 to $1,616	~ ($6)	~ ($65)	$1,455 to $1,545
R&D expenses	$442 to $467		($2)	$440 to $465
Interest expense and other (income)/deductions-net	~ $233	$17		~ $250
Effective tax rate	19.5% to 20.5%		~ 0.5%	20% to 21%
Diluted EPS	$2.80 to $3.07	$0.04 to $0.06	$0.31	$3.17 to $3.42
Net income	$1,340 to $1,470	$20 to $30	~ $150	$1,520 to $1,640
(a) Operational growth (a non-GAAP financial measure) excludes the impact of foreign exchange.
(b) Adjusted net income and its components and adjusted diluted EPS are defined as reported U.S. GAAP net income and its components and reported diluted EPS excluding purchase accounting adjustments, acquisition-related costs and certain significant items. Adjusted cost of sales, adjusted SG&A expenses, adjusted R&D expenses, and adjusted interest expense and other (income)/deductions-net are income statement line items prepared on the same basis, and, therefore, components of the overall adjusted income measure. Despite the importance of these measures to management in goal setting and performance measurement, adjusted net income and its components and adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, adjusted net income and its components and adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Adjusted net income and its components and adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance. Adjusted net income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.
(c) We do not provide a reconciliation of forward-looking non-GAAP adjusted net income operational growth to the most directly comparable U.S. GAAP reported financial measure because we are unable to calculate with reasonable certainty the foreign exchange impact of unusual gains and losses, acquisition-related expenses, potential future asset impairments and other certain significant items, without unreasonable effort. The foreign exchange impacts of these items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period.
(d) Primarily includes certain nonrecurring costs related to acquisitions and other charges.
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ZOETIS INC.
CONSOLIDATED REVENUE BY SEGMENT(a) AND SPECIES
(UNAUDITED)
(millions of dollars)

	First Quarter		% Change
	2020	2019	Total	Foreign Exchange	Operational(b)
Revenue:
Companion Animal	$797	$729	9%	(1)%	10%
Livestock	717	707	1%	(2)%	3%
Contract Manufacturing & Human Health	20	19	5%	—	5%
Total Revenue	$1,534	$1,455	5%	(2)%	7%

U.S.
Companion Animal	$499	$445	12%	—%	12%
Livestock	287	273	5%	—%	5%
Total U.S. Revenue	$786	$718	9%	—%	9%

International
Companion Animal	$298	$284	5%	(3)%	8%
Livestock	430	434	(1)%	(3)%	2%
Total International Revenue	$728	$718	1%	(3)%	4%

Companion Animal:
Dogs and Cats	$746	$688	8%	(2)%	10%
Horses	51	41	24%	—%	24%
Total Companion Animal Revenue	$797	$729	9%	(1)%	10%

Livestock:
Cattle	$370	$380	(3)%	(2)%	(1)%
Swine	157	149	5%	(2)%	7%
Poultry	148	139	6%	(2)%	8%
Fish	26	23	13%	(1)%	14%
Sheep and other	16	16	—%	—%	—%
Total Livestock Revenue	$717	$707	1%	(2)%	3%

(a) For a description of each segment, see Zoetis' most recent Annual Report on Form 10-K.
(b) Operational revenue growth (a non-GAAP financial measure) is defined as revenue growth excluding the impact of foreign exchange.

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ZOETIS INC.
CONSOLIDATED REVENUE BY KEY INTERNATIONAL MARKETS
(UNAUDITED)
(millions of dollars)

	First Quarter		% Change
	2020	2019	Total	Foreign Exchange	Operational(a)
Total International	$728.4	$718.0	1%	(3)%	4%
Australia	43.3	48.0	(10)%	(4)%	(6)%
Brazil	62.8	60.1	4%	(11)%	15%
Canada	40.1	41.1	(2)%	—%	(2)%
China	65.7	59.5	10%	(3)%	13%
France	29.0	32.3	(10)%	(4)%	(6)%
Germany	33.5	36.5	(8)%	(3)%	(5)%
Italy	21.5	28.1	(23)%	(2)%	(21)%
Japan	41.5	37.3	11%	—%	11%
Mexico	32.2	28.1	15%	4%	11%
Spain	28.1	27.1	4%	(3)%	7%
United Kingdom	55.1	56.7	(3)%	1%	(4)%
Other developed markets	86.7	83.8	3%	(4)%	7%
Other emerging markets	188.9	179.4	5%	(4)%	9%
(a) Operational revenue growth (a non-GAAP financial measure) is defined as revenue growth excluding the impact of foreign exchange.

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ZOETIS INC.
SEGMENT(a) EARNINGS
(UNAUDITED)
(millions of dollars)

	First Quarter		% Change
	2020	2019	Total	Foreign Exchange	Operational(b)
U.S.:
Revenue	$786	$718	9%	—%	9%
Cost of Sales	167	147	14%	—%	14%
Gross Profit	619	571	8%	—%	8%
Gross Margin	78.8%	79.5%
Operating Expenses	125	110	14%	—%	14%
Other (income)/deductions-net	1	—	*	*	*
U.S. Earnings	$493	$461	7%	—%	7%

International:
Revenue	$728	$718	1%	(3)%	4%
Cost of Sales	224	210	7%	—%	7%
Gross Profit	504	508	(1)%	(4)%	3%
Gross Margin	69.2%	70.8%
Operating Expenses	125	132	(5)%	(3)%	(2)%
Other (income)/deductions-net	—	—	*	*	*
International Earnings	$379	$376	1%	(4)%	5%

Total Reportable Segments	$872	$837	4%	(2)%	6%

Other business activities(c)	(87)	(80)	9%
Reconciling Items:
Corporate(d)	(173)	(162)	7%
Purchase accounting adjustments(e)	(54)	(66)	(18)%
Acquisition-related costs(f)	(7)	(5)	40%
Certain significant items(g)	11	(70)	*
Other unallocated(h)	(65)	(73)	(11)%
Total Earnings(i)	$497	$381	30%
(a) For a description of each segment, see Zoetis' most recent Annual Report on Form 10-K.
(b) Operational growth (a non-GAAP financial measure) is defined as growth excluding the impact of foreign exchange.
(c) Other business activities reflect the research and development costs managed by our Research and Development organization as well as our contract manufacturing business and human health business.
(d)  Corporate includes, among other things, administration expenses, interest expense, certain compensation costs, certain procurement costs, and other costs not charged to our operating segments.
(e) Purchase accounting adjustments include certain charges related to the amortization of fair value adjustments to inventory, intangible assets and property, plant and equipment not charged to our operating segments.
(f) Acquisition-related costs include costs associated with acquiring and integrating newly acquired businesses, such as transaction costs and integration costs.
(g) Certain significant items includes substantive, unusual items that, either as a result of their nature or size, would not be expected to occur as part of our normal business on a regular basis. Such items primarily include restructuring charges and implementation costs associated with our cost-reduction/productivity initiatives that are not associated with an acquisition, costs associated with the operational efficiency initiative and supply network strategy, and the impact of divestiture-related gains and losses.
(h) Includes overhead expenses associated with our manufacturing and supply operations not directly attributable to an operating segment, as well as certain procurement costs.
(i) Defined as income before provision for taxes on income.
* Calculation not meaningful.
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